CONSULTING AGREEMENT
(the “Agreement”)
Dated  May 31, 2008

On and between

Dr. RUGGEROI MARIA SANTILLI
90 East Winds Ct
Palm Harbor, FL 34683
Tel. 727-934 9593
Fax 727-934 9275
Hereon referred to as “Consultant”

and

MAGNEGAS CORPORATION (MGC)
35246 US Highway 19 North, #311
Palm Harbor, Florida 34684
7el. 727-934 3448
Fax 727-934 6260
A public Delaware company hereinafter referred to as the “Company”.

RECITALS

WHEREAS, Dr. Santilli (“Consultant”) has developed the Magnegas Technology (“Magnegas Technology”) as described in details in the web site http://www.magnegas.com; as the sole inventor of record has secured various U. S. Patents  and has filed additional patent applications in said technology .

WHEREAS, all patents, patent applications and all related intellectual property has been irrevocably assigned since their inception by Consultant to HyFuels, Inc., (HFY) a Florida Corporation, as per documentary evidence existing at the U. S. Patent and Trademark Office.

WHEREAS, at the time of signature of this Agreement Consultant is and will continue to be a Scientific Consultant of HYF for the scope of continuing the patenting and further development of the intellectual properties on the Magnegas Technology under the exclusive ownership of HYF.

WHEREAS, on April 6, 2007 HYF” has granted an exclusive and all encompassing license on the Magnegas Technology to Magnegas Corporation (the “Company”) herewith attached as Exhibit A.

WHEREAS, the exclusive and all encompassing license granted by HYF to the Company includes a five years exclusive option by the Company to purchase from HYF all patents, patent applications and all available intellectual properties on the Magnegas Technology.

WHEREAS, the Company needs the technical and scientific assistance of Consultant for the  further development of the Magnegas Technology.

WHEREAS, Consultant is willing to provide the Company the needed technical assistance under certain terms and conditions.

 THE PARTIES AGREE TO THE FOLLOWING:

1.           Consultant shall be a Scientific Consultant of the Company at 70% (seventy percent) of his time effective at the signature of this Agreement.

2.           the Company acknowledges and accepts that Consultant shall jointly remain a Scientific Consultant of HYF for the remaining 30% (thirty percent) of his time for the duration of this Agreement.

3.           the Company explicitly admits and accepts that all patentable inventions and discoveries as well as all related intellectual properties that could be achieved by Consultant while working for the Company under this Consultant Agreement shall be exclusively assigned by Dr. Santilli to and owned by HYF.

4.           In the event the Company elects to exercise the option for the purchase from HYF of all intellectual properties on the Magnegas Technology, the Company and HYF shall so notify Consultant in writing and, following said purchase, Consultant has the obligation to assign and irrevocably transfer all his possible inventions, discoveries and related intellectual rights in the Magnegas Technology to the Company.

5.           Consultant is hereby appointed the Director of Research and Development of the Company beginning with the date of this agreement and, as such, has authority and responsibility on all research and all new developments of the Magnegas Technology.

6.           Consultant shall be at the disposal of and operate under directives of the Board of Directors of the Company (“MGC BoD”). In particular, Consultant shall make periodic written reports to the MGC BoD on the status of the Magnegas Technology, and propose further developments. Consultant shall have no authority to initiate new Research and Developments unless authorized in writing by the MGC BoD, including authorization of the projected costs.

7.           Consultant shall have no authority or responsibility on manufacturing, sales, accounting and operations of the the Company other than those related to Research and Development.

CONSIDERATIONS

8.           At the time of signature of this Agreement, Consultant shall be granted 100,000 (one hundred thousands) shares of common stock of the Company.

9.           In consideration of consulting services rendered, the Company shall pay to Consultant a monthly fee of $5,000 (five thousand dollars) to be paid beginning from the day the Magnegas Corporation Board of Directors determines that the company has achieved sufficient funding to pay the consulting fee.

10.           Possible increases of the above specified monthly consulting fee, as well as possible stock options for Consultant,  shall be decided by the the Company BoD but granted only permitted by available financial  resources and based on performance.

11.           the Company will pay Consultant for all expenses related to travel on behalf of the Company, including the payment for all costs of meals and lodging. Consultant has the responsibility of providing the Company all related documentation.

12.           Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth above shall be the sole consideration due to Consultant for the services rendered hereunder. It is understood that the Company will not be responsible for tax withholding, health insurance and other benefits available to employees of the company. Consultant will not represent himself to be  an employee of the Company.

MISCELLANEOUS

13. Confidentiality.  In the course of performing consulting services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Magnegas Technology, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

14. Confidentiality exclusion. Company acknowledges full knowledge, agree and keeps Consultant harmless on the fact that Consultant is jointly obliged to provide HYF complete and comprehensive information on the status, conditions and development of the Magnegas Technology until the Company exercises the option for the purchase of  intellectual properties on the Magnegas technology.

15. Duration. This Agreement shall have the duration of five years from the date of this Agreement.

16. Termination. Either party may terminate this Agreement upon Thirty (30) days of a  written notice via certified mail .

17. Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

18.  Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

19. Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

20. Governing Law, Severability.  This Agreement shall be governed by the laws of the State of FloridaThe invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

21. This Agreement is not valid unless signed by both the Consultant and the Company on or before seven days from the date of first signature.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

MAGNEGAS CORPORATION

____________________________________
Mrs.Luisa Ingargiola
In representation of the Board of Directors

CONSULTANT

/s/  Dr. Ruggero Maria Santilli